Mesa Labs Reports 25% Increase in First Quarter Net Income

LAKEWOOD, Colo., Aug. 9, 2012 /PRNewswire/ -- Mesa Laboratories, Inc. (NASDAQ:MLAB) (the "Company") today reported a 14% increase in revenue and a 25% increase in net income for the first quarter of fiscal 2013, ended June 30, 2012.

Highlights:

  First quarter revenues increased 14% compared to the same period last fiscal year
  First quarter net income increased 25% to $2,099,000 compared to the same period last fiscal year
  First quarter non-GAAP adjusted net income increased 29% to $2,482,0001
  We acquired specific assets and certain liabilities of Bios International Corporation

For the first quarter of fiscal 2013, net revenues increased 14% to $10,559,000 from $9,297,000 in the same quarter last year. GAAP net income for the quarter increased 25% to $2,099,000 or $0.59 per diluted share compared to $1,679,000 or $0.49 per diluted share one year ago.

On a non-GAAP basis (which excludes acquisition related intangible amortization, net of tax effects), adjusted net income for the first quarter ended June 30, 2012 increased 29% to $2,482,000 or $0.70 per diluted share of common stock compared to $1,918,000 or $0.56 per diluted share of common stock last year.

On May 15, 2012, we completed a business combination (the "Bios Acquisition") by acquiring specific assets and assuming certain liabilities of Bios International Corporation, a New Jersey corporation ("Bios"). The Bios Acquisition further diversifies and grows our Instruments division, while maintaining or improving our historic profitability metrics.

"The financial results for Mesa's first quarter represent a great start to our fiscal 2013," said John J. Sullivan, President and Chief Executive Officer. "Our revenues increased 14% compared to this quarter last year, stemming from approximately 5% organic growth and the remainder from the addition of the Bios products. More importantly, all of our profitability metrics improved this quarter. Compared to the first quarter of last year, Gross Margins increased from 58% to 61%, Operating Income increased from 29% of sales to 30%, and Net Income increased from 18% of sales to 20%. Mesa's increased profitability was due to a combination of improved manufacturing efficiency in our Biological Indicator operations and the newly added Bios products, which enjoy generally higher margins than any of the other product lines. The financial results for our first quarter reflect one of our primary strategies, which is to increase both revenue and net income through a combination of organic and acquisition-related growth."

During the first quarter of fiscal 2013, sales of the Company's Instrumentation products and services increased 18%. The revenue increase in the first quarter was primarily due to the Bios Acquisition.

During the first quarter of fiscal 2013, sales of the Company's Biological Indicator products increased 10%, compared to the same period last fiscal year. The increase in Biological Indicator sales during the quarter was due to organic growth.

Mesa has two segments – Our Instruments Division manufactures and markets quality control instruments and disposable products utilized in connection with the healthcare, pharmaceutical, food and beverage, medical device, and petrochemical industries. Our Biological Indicators Division manufactures and markets biological indicators and distributes chemical indicators used to assess the effectiveness of sterilization processes in the hospital, dental, medical device and pharmaceutical industries. We follow a philosophy of manufacturing a high quality product and providing a high level of on-going service for those products.

This news release contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those in any such forward-looking statements. Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company's Annual Report on Form 10-K for the year ended March 31, 2012 as filed with the Securities and Exchange Commission, and from time to time in the Company's other reports on file with the Commission.

1 The non-GAAP measures of adjusted net income and adjusted earnings per share are defined to exclude the impacts of non-cash intangibles amortization, net of its tax effects. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary

Income Statements (Unaudited)
(Amounts in thousands except EPS)	Three months ended June 30,
	2012	2011
Revenues	$ 10,559	$ 9,297
Cost of revenues	4,104	3,909
Gross profit	6,455	5,388
Operating expense	3,236	2,695
Operating income	3,219	2,693
Other expense & (income)	34	50
Earnings before taxes	3,185	2,643
Income taxes	1,086	964
Net income	$ 2,099	$ 1,679

EPS (basic)	$ 0.63	$ 0.51
EPS (diluted)	0.59	0.49

Average shares (basic)	3,337	3,274
Average shares (diluted)	3,541	3,414

Balance Sheets
(Amounts in thousands)	June 30, 2012 (Unaudited)	March 31, 2012
Cash and cash equivalents	$ 4,593	$ 7,191
Other current assets	13,691	11,970
Total current assets	18,284	19,161
Property and equipment	7,311	7,266
Other assets	41,116	24,269
Total assets	$ 66,711	$ 50,696

Liabilities	$ 20,713	$ 6,781
Stockholders' equity	45,998	43,915
Total liabilities and stockholders' equity	$ 66,711	$50,696

Reconciliation of Non-GAAP Measures (Unaudited)
(Amounts in thousands except EPS)	Three months ended June 30,
	2012	2011
Net income	$ 2,099	$ 1,679
Intangible amortization, net of taxes	383	239
Adjusted net income	$ 2,482	$ 1,918

Adjusted EPS (diluted)	$ 0.70	$ 0.56

Average shares (diluted)	3,541	3,414

The non-GAAP measures of adjusted net income and adjusted earnings per share presented in the reconciliation above are defined to exclude the impacts of non-cash intangibles amortization, net of their tax effects. The tax effect is calculated using the average corporate rate for that period multiplied by the elimination. We believe that excluding these acquisition related expenses provides the ability to understand the benefits of acquisitions based on their cash return.

We provide non-GAAP net income and non-GAAP earnings per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates our management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both our non-GAAP and our GAAP results.

Our management recognizes that items such as amortization of intangibles can have a material impact on our net income. To gain a complete picture of all effects on the company's profit and loss from any and all events, management does (and investors should) rely upon the GAAP income statement. The non-GAAP numbers focus instead upon the core operating business of the company.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to our financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

CONTACT: John J. Sullivan, Ph.D.; President and CEO, or Steven W. Peterson; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000